Exhibit 10.1
SEVERANCE AND Release of Claims Agreement
You, Gordon Cole, enter into this Severance and Release of Claims Agreement (this “Agreement”) with Genomic Health, Inc., a Delaware corporation (referred to herein as “GHI” or the “Company,” and together with you, the “Parties”), in exchange for the severance benefits you will receive from the Company pursuant to the GHI Severance Plan for Executive Management, approved by the Company’s Board of Directors on November 6, 2017 (the “Severance Plan”). Reference is made herein to that certain Agreement and Plan of Merger by and between GHI and Exact Sciences Corporation (“Exact”), dated July 28, 2019 (the “Merger Agreement”). The merger between GHI and Exact, pursuant to the Merger Agreement (the “Merger”), closed and became effective on November 8, 2019.
By signing this Agreement, you are (1) acknowledging that you have carefully read and fully understand every term of this Agreement and (2) agreeing to every term of this Agreement.
1.Benefits Under this Agreement.
a.In connection with the merger between the Company and Exact (the “Merger”), your employment with the Company will end on a future date, which shall be disclosed to you by the Company (the “Separation Date”). The Parties agree that you experienced a diminution of duties in connection with the Merger that would constitute the basis for “Good Reason” for resignation. The Parties further agree that if such resignation occurred during a “Termination Period” under the Severance Plan, it would constitute a “Qualifying Termination” that would entitle you to receive the payments and benefits under Section 2(a) of the Severance Plan (subject, in the case of Sections 2(a)(ii) and 2(a)(iii) of the Severance Plan, to the execution, delivery and non-revocation of this Agreement). Accordingly, the Company hereby agrees to accelerate the payment that would otherwise be due to you under Section 2(a)(ii) of the Severance Plan in the event of a Qualifying Termination (subject to the execution, delivery, and non-revocation of this Agreement), and you hereby agree to waive your rights to any payment under Section 2(a)(ii) of the Severance Plan in exchange for the payments provided to you under this Agreement.
b.You further acknowledge and agree that (i) the vesting of your outstanding equity in the Company as of November 8, 2019 accelerated at the time of and in connection with the Merger; (ii) the accelerated vesting of your outstanding equity in the Company as of November 8, 2019 at the time of and in connection with the Merger was in full satisfaction of any right to accelerated vesting of equity to which you may be entitled to receive under Section 2(a)(iv) of the Severance Plan at the time of your separation or termination of employment with the Company; and (iii) the vesting of any equity awards granted by the Company or Exact following November 8, 2019, including the Retention Equity Award and any future equity awards, is not accelerated by this Agreement. The vesting of any equity awards granted by the Company or Exact following November 8, 2019, including the Retention Equity Award, shall be governed by the terms and conditions of the applicable award agreement(s) provide to you at the time of grant; provided that in no event shall you be entitled to accelerated vesting of any such award under the Severance Plan.
2.Accelerated Severance Benefits. Provided that within forty-five (45) days following your receipt of this Agreement, you deliver to the Company a fully executed copy of this Agreement and permit it to become effective in accordance with its terms, the Company shall pay to you the following amounts to which you would be entitled under Section 2(a)(ii) of the Severance Plan in the event of a Qualifying Termination during a Termination Period (collectively, the “Severance Amount”):
a.Base Salary Payment. A single lump payment of 250% of your base salary in effect as of the Effective Date of this Agreement (defined in Section 5(c) below), payable within sixty (60) days of the Effective Date; provided that, you hereby acknowledge and agree that (i) such payment is provided in lieu of the Base Salary payment you may be entitled to receive under Section 2(a)(ii) of the Severance Plan at the time of your separation or termination from employment with the

Company and is in full satisfaction of such payment obligation, and (ii) you shall not be entitled to any further Base Salary payment under Section 2(a)(ii) of the Severance Plan upon or after your separation or termination of employment with the Company for any reason.
b.Variable Compensation Payment. A single lump sum payment equal to 250% of your target variable compensation position target for the annual performance period in effect as of November 8, 2019; provided that you hereby acknowledge and agree that (i) such payment is provided in lieu of the Variable Compensation payment you may be entitled to receive under Section 2(a)(ii) of the Severance Plan at the time of your separation or termination with the Company and is in full satisfaction of such payment obligation, and (ii) you shall not be entitled to any further Variable Compensation payment under Section 2(a)(ii) of the Severance Plan upon or after your separation or termination of employment with the Company for any reason.
3.Benefits Upon Separation From Employment.
a.Accrued Compensation. Upon the Separation Date, you shall be eligible to receive all accrued compensation, as described in Section 2(a)(i) of the Severance Plan, including:
i. All salary, commissions, amounts under accrued Variable Compensation (as defined under the Severance Plan) or other plans, accrued but unused vacation or paid time off earned but unused through the Separation Date. For the avoidance of doubt, this shall include a prorated bonus for the year in which the Separation Date occurs, prorated through the Separation Date and payable at 100% of your bonus target.
ii.Reimbursement of all business expenses incurred by you in connection with the business of the Company prior to the Separation Date within ten (10) business days of submission (provided that proper expense reports for all expenses have been submitted within thirty (30) days following the Separation Date).
iii.The benefits, if any, under any Company retirement plan, nonqualified deferred compensation plan or stock-based compensation plan or agreement, health benefits plan, or other Company benefit plan to which you may be entitled pursuant to the terms of such plans or agreements, payable when provided thereunder.
b.COBRA Premiums. Provided that within forty-five (45) days following your receipt of this Agreement, you deliver to the Company a fully executed copy of this Agreement and permit it to become effective in accordance with its terms, and further provided that you timely elect to continue your medical, dental, and vision benefits under the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended, or similar state law (“COBRA”) (including, if applicable, continuation of coverage for your spouse and dependents), the Company will pay the entire amount of the monthly premium under COBRA under the Company’s group plans for active employees and their dependents for the twenty-four (24) month period immediately following the Separation Date (the “COBRA Premiums”); provided that the Company-paid COBRA Premiums will stop if you become eligible to obtain comparable heath care benefits from another employer. For avoidance of doubt, this payment will be in full satisfaction of the amount to which you would be entitled under Section 2(a)(iii) of the Severance Plan in the event that you experience a Qualifying Termination during a Termination Period.
c.Separation Terms. All compensation and benefits shall cease as of the Separation Date, except as expressly provided in this Agreement, the Severance Plan or as otherwise required by law. You shall have no authority to act on behalf of the Company or to bind it in any way after the close of business on the Separation Date.

4.Your General Release and Waiver of Claims.
a.In consideration for the Severance Amount, you, on behalf of yourself and your successors and assigns (together, the “Releasing Parties”), specifically, irrevocably, unconditionally, and fully and forever waive, release, and discharge GHI, Exact, and their affiliated companies (the “Exact Group”), and any and all of their respective predecessors, successors, assigns, subsidiaries, parents, affiliates, divisions, branches, related entities, and present and former officers, directors, employees, stockholders, and agents, both in the United States and abroad acting in their capacity for the Exact Group (collectively, the “Exact Group Releasees”) from any and all manner of claims, debts, demands, damages, liabilities, and causes of action, whether known or unknown, from the beginning of time through the date of your execution of this Agreement, relating to or arising out of your employment relationship with the Company or the end of that relationship (collectively, the “Released Claims”), including causes of action for libel, slander, defamation, breach of contract, breach of the implied covenant of good faith and fair dealing, privacy violations, detrimental reliance, impairment of economic opportunity, intentional infliction of emotional distress, wrongful termination in violation of public policy, discrimination and harassment claims under California’s Fair Employment and Housing Act, or any other tort, and claims under federal, state, or local constitutions, statutes, regulations, ordinances, or common law, including (in each case as amended and including their implementing regulations): the Fair Labor Standards Act, as amended; the Immigration Reform and Control Act, as amended; the Employee Retirement Income Security Act of 1974, as amended (“ERISA”); the Worker Adjustment and Retraining Notification Act, as amended; Section 806 of the Sarbanes-Oxley Act; the Dodd-Frank Act, as amended; the California Labor Code; the California Constitution; the Civil Rights Acts of 1866, 1871, 1964, and 1991, as amended; the Age Discrimination in Employment Act of 1967, including the Older Workers Benefit Protection Act (the “ADEA”); the Rehabilitation Act of 1973, as amended; the Equal Pay Act of 1963, as amended; and the Americans with Disabilities Act of 1990, as amended.
b.Notwithstanding the foregoing, the release granted under Section 4(a) above and the ADEA Release in Section 5 below specifically exclude:
i.any rights to workers’ compensation, unemployment, or disability benefits under applicable law;
ii.any rights to file an unfair labor practice charge under the National Labor Relations Act;
iii.any rights to vested benefits, such as pension or retirement benefits, the rights to which are governed by the terms of the applicable plan documents and award agreements;
iv.any claim for employee benefits covered under plans covered by ERISA to the extent any such claim may not lawfully be waived;
v.any rights based on any violation of any federal, state, or local statutory or public policy entitlement that may not be waived under applicable law;
vi.any claims for payment of amounts or other entitlements under the Severance Plan;
vii.any claims with respect to your outstanding equity or equity-based awards of the Company;
viii.any rights to indemnification, advancement, or contribution in accordance with applicable laws, the Company’s corporate governance documents and the Merger Agreement; and

ix.any claim that is based on any act or omission that occurs after the date you deliver your signature on this Agreement to the Company.
c.In addition to the foregoing, nothing in this Agreement will prevent or prohibit you from filing a claim with a government agency (such as the U.S. Securities and Exchange Commission, Equal Employment Opportunity Commission, or California Department of Fair Employment and Housing) that is responsible for enforcing a law on behalf of the government.
d.This Agreement is intended to be effective as a general release of and bar to all claims as stated in this Section 4. Accordingly, the Releasing Parties expressly waive all rights under Section 1542 of the California Civil Code, which states, “A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS THAT THE CREDITOR OR RELEASING PARTY DOES NOT KNOW OR SUSPECT TO EXIST IN HIS OR HER FAVOR AT THE TIME OF EXECUTING THE RELEASE, AND THAT IF KNOWN BY HIM OR HER WOULD HAVE MATERIALLY AFFECTED HIS OR HER SETTLEMENT WITH THE DEBTOR OR RELEASED PARTY.” You acknowledge that you may later discover claims or facts in addition to or different from those that you now know or believe to exist with regard to the subject matter of this Agreement, and that, if known or suspected at the time of executing this Agreement, may have materially affected its terms. Nevertheless, the Releasing Parties waive any and all claims that might arise as a result of such different or additional claims or facts.
5.Your Specific Release and Waiver of ADEA Claims.
a.In further consideration for the Severance Amount, the Releasing Parties specifically, irrevocably, unconditionally, and fully and forever waive, release, and discharge the Exact Group Releasees from any and all Released Claims arising under the ADEA (the “ADEA Release”).
b.You specifically acknowledge and confirm each of the following.
i.This Agreement, including the ADEA Release, is written in a manner designed to be understood by you.
ii.You have read this entire Agreement carefully and understand all of its terms, including the disclosure set forth on Exhibit A to this Agreement.
iii.This Agreement affects important rights and includes a release of all claims arising out of any alleged violations of your rights while employed with the Company, including any claims under the ADEA.
iv.Because this Agreement affects important rights, you are advised to consult with an attorney of your choice before signing this Agreement.
v.After having consulted with an attorney(s) (or declining the Company’s advice to seek a consultation), you knowingly, freely, and voluntarily assent to all of the terms of this Agreement, including the waiver, release, and covenants contained in it.
vi.The Company has made no representations to you regarding your release and waiver other than those contained in this Agreement.
vii.You are signing this Agreement, including the ADEA Release, in exchange for good and valuable consideration, in the form of the Severance Amount, which you will not be entitled to if you do not sign (or if you revoke) this Agreement.

viii.You were informed that your termination is part of a termination program and acknowledge receipt of Exhibit A, which is attached to this Agreement, containing certain disclosures regarding the termination program and employees selected and not selected for participation in the program.
ix.You were given at least forty-five (45) days to consider this Agreement and consult with an attorney of your choice.
x.You have seven days after signing this Agreement to revoke the ADEA Release by delivering notice of revocation to Exact at its corporate headquarters (to the attention of the General Counsel) before the end of this seven-day period. If your written notice of revocation is not actually received by Exact before the close of business (i.e. 5:00 p.m. Pacific Time) on the seventh calendar day after the day you sign and deliver this Agreement to Exact, then there will be no revocation and your ADEA Release will become fully effective and enforceable. If you revoke the ADEA Release, the Company will have the option of treating this Agreement as null and void in its entirety (meaning that, inter alia, you will not be entitled to the Severance Amount).
xi.The ADEA Release does not apply to rights and claims that may arise after you sign this Agreement.
c.This Agreement will become effective and enforceable immediately once you sign and deliver it to the Company; provided, however, that the ADEA Release will become effective and enforceable on the first business day after the expiration of the seven-day revocation period for the ADEA Release, provided you have not revoked the ADEA Release in accordance with this Section 5 (such first business day after the expiration of the seven-day revocation period referred to herein as the “Effective Date”).
6.No Admission. Nothing in this Agreement constitutes an admission of liability by the Company or you concerning any aspect of your employment with or separation (if applicable) from the Company.
7.Governing Law; Consent to Jurisdiction; Consent to Venue. This Agreement will be construed and interpreted in accordance with the internal laws of the State of California without regard to principles of conflicts of law thereof, or principles of conflicts of laws of any other jurisdiction that could cause the application of the laws of any jurisdiction other than the State of California. Subject to any applicable arbitration or similar agreement between you and the Company then in effect, for purposes of resolving any dispute that arises directly or indirectly from the relationship of the parties hereto evidenced by this Agreement, the parties submit to and consent to the exclusive jurisdiction of the State of California, and any related litigation will be conducted solely in the courts of San Mateo County, California or the federal courts for the United States for the Southern District of California, where this Agreement is made and/or to be performed, and no other courts.
8.Advice of Counsel. You are advised to discuss this Agreement with an attorney of your choice before signing it.
9.Entire Agreement. This Agreement, along with the Severance Plan, contains the full understanding between you and the Exact Group concerning the Severance Amount. For the avoidance of doubt, however, this Agreement will not cancel or otherwise supersede any contractual or similar restrictions on your employment or post-employment activities.
10.Void Terms. If any term of this Agreement is found by an arbitrator, a court, or other tribunal of competent jurisdiction to be partially or wholly invalid or unenforceable, the remainder of this Agreement will be enforceable and binding on the parties hereto, and the invalid or unenforceable term will be modified or restricted to the extent and in the manner necessary to render the same valid and enforceable. If such term cannot under any circumstance be so modified or restricted, it will be excised from this Agreement without affecting the validity or enforceability of any of the remaining terms. Any such modification, restriction, or excision may be accomplished by mutual written agreement of the parties hereto or by disposition of a court or other tribunal.
11.Headings. The headings of the sections in this Agreement are included solely for convenience. If the headings and the text of this Agreement conflict, the text will control.
12.Construction. Each party hereto has participated in negotiating and drafting this Agreement, so if any ambiguity or question of intent arises, this Agreement will be construed as if the parties had drafted it jointly, as opposed to being construed against a party because it was responsible for drafting one or more terms of this Agreement.
13.Successors and Assigns. This Agreement will inure to the benefit of the Company and its successors and assigns. You may not assign this Agreement in whole or in part. Any purported assignment by you will be null and void from the initial date of purported assignment.
14.Amendments. This Agreement may not be amended without the prior written consent of the party hereto affected, and no consent will be effective unless it specifically identifies the term(s) of this Agreement that are being amended.
15.Waiver. The waiver by either party hereto of the breach of any terms of, or rights under, this Agreement, will not be deemed to constitute the waiver of any similar term or right. No waiver will be binding or effective unless expressed in writing and signed by the party hereto giving the waiver.
16.Counterparts. This Agreement may be executed in counterparts, which together will constitute one and the same Agreement.

[SIGNATURES ON FOLLOWING PAGE]

ACCEPTANCE
By signing this Agreement, you are (1) acknowledging that you have carefully read and fully understand every term of this Agreement and (2) agreeing to every term of this Agreement.

             GORDON COLE
             By:
             Date:
             GENOMIC HEALTH, INC.
             By:
             Name:
             Title:
             Date:

EXHIBIT A

Older Workers’ Benefit Protection Act Informational Disclosure

Genomic Health, Inc. (the “Company”) has decided to conduct a workforce reduction based on business needs arising from certain role redundancies in connection with its merger with Exact Sciences Corporation (the “Merger”), which is resulting in employee separations. The termination of your employment is part of a group termination program (the “Program”). Eligibility for the benefits described in the Severance and Release of Claims Agreement to which this Exhibit A is attached (the “Agreement”) is limited to all active Company employees who are terminated as a result of the Program (“Selected Employees”) and sign (without revoking) the Agreement within the time frame required by the Agreement.

The Company is providing the following information to those Selected Employees whose waiver of certain potential claims is governed by the Older Workers Benefits Protection Act for consideration in assessing whether to accept the benefits offered in the Agreement:

The Company has decided to reduce its workforce and offer severance pay and other benefits to Selected Employees, in exchange for the release and waiver contained in the Agreement provided to Selected Employees.

Decisional Unit: The organizational unit from which employees were selected for the Program was (1) all U.S. employees of the Company that would directly report to the Chief Executive Officer of Exact Sciences Corporation, Kevin Conroy, as a result of the Merger, or did directly report to the Chief Executive Officer of the Company, Kim Popovits, directly prior to the Merger (the “L1 Employees”), (2) all U.S. employees of the Company that directly report to any of the L1 Employees (the “L2 Employees”), (3) all U.S. employees of the Company’s Tax, Payroll, and Regulatory departments, and (4) the Executive Assistant role and the Senior Fellow, Clinical Economics and Outcomes Research role in the Company’s U.S. Medical department.

Eligibility Factors: All employees in the Decisional Unit who are being terminated as part of the reduction in force within the Time Limits set forth below are eligible to participate in the Program. Except for those employees in the Decisional Unit that are being selected for termination, no other Company employee is eligible for the Program or being offered consideration in exchange for signing a release of claims.

Time Limits: The reduction in force to which the Program is applicable begins on November 8, 2019 and is projected to end on or about July 1, 2020. Employees selected for termination of employment in the Program who will release age discrimination claims will have forty-five days to consider whether to sign the Agreement and seven days to revoke it according to its terms.

Ages of Eligible Employees Selected and Not Selected: The chart beginning on the following page sets forth the job titles and ages of all employees who were eligible for the Program and the ages of all who were and were not selected for employment termination in relation to the Program within the Decisional Unit. Ages of employees who have already experienced an employment termination are stated as of the time of such employee’s termination.

PROGRAM SELECTION CHART

Job Title Description	Age	Selected	Not Selected	Effective Date
Area Sales Director	42		X
Area Sales Director - West	46		X
Associate Director, Accounting	68		X
Associate Director, Revenue	33		X
Chairman, CEO and President	60	X		11/8/2019
Chief Communications Officer	57	X		1/31/2020 (anticipated)
Chief Financial Officer	63	X		To be determined
Chief Information Officer	44		X
Chief Legal Officer & Secretary	38	X		11/8/2019
Chief Medical Officer	52		X
Chief Operating Officer	60	X		1/31/2020 (anticipated)
Chief People Officer	64	X		4/30/2020 (anticipated)
Chief Scientific Officer	69		X
Chief US Com'l Officer	57		X
Director, COO Operations	52		X
Director, FP&A	47		X
Director, Marketing US Urology	41		X
Director, Technical Acctn. & SOX Rpt.	48		X
Director of Regulatory Affairs	57		X
Director, Revenue Accounting	62		X
Director, SEC Reporting	61	X		3/30/2020 (anticipated)
EA CEO & CCO	63		X
Executive Admin Assistant	49		X
Executive Admin Assistant	61		X
Executive Assistant	47		X
Executive Assistant	54		X
Executive Assistant	44	X		1/10/2020
HR Business Partner	32		X
HR Systems Analyst Sr II	60		X
Program Director Regulatory Affairs	46	X		1/8/2020
Program Director Regulatory Affairs	57		X**
Regulatory Affairs Manager	61		X
Regulatory Associate I	24		X
Sales & Mkt Director, Lat Amer	65		X
Senior Business Dev Manager	38		X
Senior Director of Global TA	53		X
Senior Director, Tax	67	X		7/1/2020 (anticipated)

Job Title Description	Age	Selected	Not Selected	Effective Date
Sr Dir, Commercial Svc & Plng	67		X
Sr Dir, IP and Patents	47		X
Sr Director, Human Resources	62		X
Sr. Director Breast Marketing	46		X
Sr. Fellow, Clin. Econ. & OR	63	X		1/17/2020
SVP, Operations	60		X
SVP, Products & Svs R/D	47		X
SVP, Regulatory & Quality	62		X
VP, Advocacy Pub Gov Affairs	46		X
VP, Corp Business Development	54		X
VP, Corp Comm/Inv Relations	45		X*
VP, Dpty GC, Gbl Data Prot Off	41		X
VP, Finance & Controller	58	X		7/1/2020 (anticipated)
VP, Global Tot Rwds and HR Ops	58	X		7/1/2020 (anticipated)
VP, Lifecycle Product Mgmt	47		X
VP, Managed Care & Reimb	60		X
VP, US Oncology Sales	56		X
Tax Manager	36	X		6/30/2020 (anticipated)
Senior Manager, Payroll	65	X		6/30/2020 (anticipated)
Senior Payroll Analyst	57	X		6/30/2020 (anticipated)
Senior Payroll Analyst II	41	X		6/30/2020 (anticipated)

* Denotes employee who resigned effective 01/03/2020.
** Denotes employee who resigned effective 01/02/2020.